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As you may already be aware, Merrill Lynch has agreed to combine one of its three divisions (the asset management unit known as Merrill Lynch Investment Managers) with another highly regarded asset manager--BlackRock, Inc. This transaction is expected to be completed at the end of the 3rd quarter of 2006 (subject to various regulatory and shareholder approvals).

Be assured that your relationship with your Merrill Lynch Financial Advisor will remain the same, as will the current terms of your life insurance or annuity contract issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. One change that you will notice, as it relates to your life insurance or annuity contract, is the rebranding of your current Merrill Lynch funds to BlackRock. Upon completion of the transaction with BlackRock, your insurance portfolios will not be affected and the investment objectives of the Merrill Lynch funds in which you invest will not change.

The transaction demonstrates Merrill Lynch’s ongoing commitment to the asset management business, and will unite some of the finest money managers in the industry. After the transaction is complete, the new BlackRock will be one of the largest investment managers in the world, with more than $1 trillion in assets under management.*

Soon, you will be sent information containing details about the transaction, along with proxy voting materials. While we’ve made efforts to reduce the actual number of mailings you are sent, you may receive multiple proxies depending on the investments you own. In addition to receiving proxy voting materials in the mail, you may also be contacted by phone reminding you to vote your proxy.

If you have any questions or concerns after receiving your materials, the mailing will include detailed instructions on where to go online and who to call for more information.

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*	Based on combined assets under management as of 3/31/06